Exhibit 99.1

Aterian Receives Extension To Regain Compliance With Nasdaq Minimum Bid Price Rule

NEW YORK, October 24, 2023 – Aterian, Inc. (Nasdaq: ATER) (“Aterian” or the “Company”) today announced that it received written notice (the “Notice”) from The Nasdaq Stock Market LLC (“Nasdaq”) granting the Company a 180-day extension, or until April 22, 2024, to regain compliance with Nasdaq’s $1.00 minimum bid price requirement as set forth in Nasdaq Listing Rule 5550(a)(2) (the "Rule").

This Notice has no immediate effect on the listing or trading of the Company's common stock on Nasdaq which will continue to trade under the symbol, “ATER.”

On April 24, 2023, Nasdaq notified the Company that its common stock had failed to comply with the Rule over the previous 30 consecutive business days. The notification letter stated the Company would be afforded 180 calendar days from the date of the notification letter, or until October 23, 2023, to regain compliance with the Rule. The notification letter provided that if the Company did not regain compliance by October 23, 2023, the Company may be eligible for an additional 180 calendar day compliance period after October 23, 2023.

On October 13, 2023, the Company submitted to Nasdaq a request for an extension to comply with the Rule. On October 24, 2023, Nasdaq provided the Notice stating it had determined that the Company was eligible under Nasdaq Listing Rule 5810(c)(3)(A) for an additional 180 calendar day period to regain compliance and confirmed the 180 day extension.

In order to regain compliance with the Rule, the Company is required to maintain a closing bid price of at least $1.00 or more for a minimum of 10 consecutive business days (or longer, up to 20 consecutive business days, if Nasdaq so determines in its sole discretion based on certain factors) during the 180-day extension, or until April 22, 2024 .

About Aterian, Inc.

Aterian, Inc. (Nasdaq: ATER) is a leading technology-enabled consumer product company that builds, acquires, and partners with leading e-commerce brands by harnessing proprietary software and an agile supply chain to create top selling consumer products. The Company’s cloud-based platform, Artificial Intelligence Marketplace Ecommerce Engine (AIMEE™), leverages machine learning, natural language processing and data analytics to streamline the management of products at scale across the world's largest online marketplaces with a focus on Amazon, Shopify and Walmart. Aterian owns and operates a number of brands and sells its products in multiple categories, including home and kitchen appliances, health and wellness, beauty and consumer electronics.

Investor Contact:

Ilya Grozovsky

Vice President, Investor Relations & Corp. Development

Aterian, Inc.

ilya@aterian.io

917-905-1699

aterian.io